AMENDMENT NO. 1 TO THE RIGHTS AGREEMENT


                  This Amendment (the "Amendment"), dated as of May 8, 1998, is entered into by and between Delta and Pine Land Company, a Delaware corporation (the "Company"), and The Harris Trust and Savings Bank, an Illinois banking corporation, as Rights Agent (the "Rights Agent"),

                                               W I T N E S S E T H:

                  WHEREAS, the Company and the Rights Agent have entered into a Rights Agreement, dated as of August 13, 1996 (the "Agreement");

                  WHEREAS, the Company wishes to amend the Agreement; and

                  WHEREAS, Section 27 of the Agreement provides, among other things, that the Company may supplement or amend the Agreement without the approval of any holders of Rights in order make any provisions with respect to the Rights which the Company may deem necessary or desirable;

                  NOW, THEREFORE, the Company and the Rights Agent hereby amend the Agreement as follows:

                  1. Capitalized terms used in this Amendment without definition shall have the meanings given to them in the Agreement.

                  2. Section 1(a) of the Agreement (the definition of the term "Acquiring Person") is amended to add the following sentence to the end thereof:



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                  "Notwithstanding  anything in this  Agreement to the contrary, neither Monsanto Company ("Buyer") nor any subsidiary of Buyer (any such subsidiary being referred to herein as "Merger Sub") established to effect the Merger (as defined herein) shall be deemed to be an Acquiring Person as a result of the execution, delivery and performance under, or consummation of any one or more transactions (each, a
         "Permitted   Event"  and   collectively,   the   "Permitted   Events"),
         contemplated by (i) the Agreement and Plan of Merger, dated as of May 8, 1998, as the same may be amended from time to time, by and between Buyer and the Company (the "Merger Agreement"), pursuant to which the Company will be merged (the "Merger") with and into Buyer, or (ii) the Termination Option Agreement, dated as of May 8, 1998, as the same may be amended from time to time, by and between Buyer and the Company (the "Option Agreement")."

                  3. Section 1(l) of the Amendment (the definition of the term "Shares Acquisition Date") is amended to add the following sentence at the end thereof:

                  "Notwithstanding anything in this Agreement to the contrary, the acquisition of beneficial ownership of Common Shares of the Company pursuant to the Merger and the consummation of any one or more of the Permitted Events shall not constitute or result in the occurrence of a Shares Acquisition Date."

                  4. Section 3(a) of the Agreement is amended to add the following sentence at the end thereof:

                  "Notwithstanding anything in this Agreement to the contrary, the acquisition of beneficial ownership of Common Shares of the Company pursuant to the Merger and the consummation of any one or more of the Permitted Events shall not constitute or result in the occurrence of a Distribution Date."

                  5. Section 7(a) of the Agreement is amended by (a) deleting the word "or" prior to clause (iii) thereof, (b) substituting the word "or" for the period at the end of the paragraph and (c) adding the following clause to the end thereof:

                  "(iv) the time immediately prior to the Effective Time (as such term is defined in the Merger Agreement), provided, however, that if the Merger contemplated by the Merger Agreement does not occur and the Merger Agreement is terminated, the Rights will remain exercisable until the earlier of (i), (ii) or (iii) above, and no Final Expiration Date shall be deemed to have occurred as a result of this clause (iv)."

                  6. Section 11(a)(ii) of the Agreement is amended to add the following sentence at the end of the first paragraph thereof:

                           "Notwithstanding  anything in this  Agreement  to the
                  contrary, the acquisition of beneficial ownership of Common Shares of the Company pursuant to the Merger and the consummation of any one or more of the Permitted Events shall not constitute or result in the occurrence of an event described in this Section 11(a)(ii)."

                  7. Section 13 of the Agreement is amended to add the following sentence at the end thereof:

                           "Notwithstanding  anything in this  Agreement  to the
                  contrary, the acquisition of beneficial ownership of Common Shares of the Company pursuant to the Merger and the consummation of any one or more of the Permitted Events shall not be deemed to constitute an event described in clauses (a),
                  (b) or (c) of the first sentence of this Section 13."

                  8. The term "Agreement" as used in the Agreement shall be deemed to refer to the Agreement as amended hereby.

                  9. This Amendment shall be governed by and constructed in accordance with the laws of the State of Delaware.

                  10. This Amendment shall be effective as of the date first above written, and, except as set forth herein, the Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.



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                  11.   This   Amendment   may  be   executed  in  two  or  more
counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of this _8th_ day of May, 1998.

                                                     DELTA AND PINE LAND COMPANY


                                                     By:     /s/ Roger D. Malkin
                                                         Name:   Roger D. Malkin
                                                         Title:     Chairman

                                                   THE HARRIS TRUST AND SAVINGS
                                                   BANK, as Rights Agent


                                                 By:      /s/ Ginger L. Lawrence
                                                     Name:   Ginger L. Lawrence
                                                     Title:     Trust Officer